PRE14CBmks040105 PREPARED BY: FLABROZZI@AOL.COM
SCHEDULE 14C
(RULE 14C-101)





INFORMATION REQUIRED IN INFORMATION STATEMENT





SCHEDULE 14C INFORMATION





INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)










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[X]
Preliminary Information Statement





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Confidential, for Use of the Commission Only (as permitted
by Rule 14c-5(d)(2))





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Definitive Information Statement





BRANDMAKERS, INC.
(Name of Registrant As Specified in Charter)





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BRANDMAKERS, INC.
721 Crandon Blvd
Suite 308
Key Biscayne , FL 33149
___________________________________________________________
____
INFORMATION STATEMENT
___________________________________________________________
____
     This Information Statement is being furnished to the stockholders of Brandmakers, Inc. ("Brandmakers" or the "Company") at the direction of the Company's board of directors. It is furnished in connection with action taken on December 15, 2004 by written consent of the holders of a majority of the issued and outstanding shares of common stock, the only outstanding voting shares of the Company, without a meeting pursuant to Section 16-10a-704 of Utah Revised General Corporation Act (the "Act"). The written consent authorized and approved an Articles of Amendment to the Company's Articles of Incorporation (the "Amendment") that will effect a one-for-one thousand reverse stock split of the Company's outstanding common stock. No other approval of the Amendment by the stockholders of the Company is necessary or will be sought.
     This Information Statement is being mailed on or about April 1, 2005 to holders of record of the Company's common stock as of April 1, 2005 (the "record date"). This Information Statement constitutes notice of corporate action without a meeting by less than unanimous written consent of the Company's stockholders pursuant to Section 16-10a-704 of the Act.
     In order for the reverse stock split to become effective, the Amendment must be filed with the Secretary of State of the State of Utah. Such filing will not occur until at least 20 days after mailing this Information Statement to the Company's stockholders.
WE ARE NOT ASKING FOR A PROXY OR A CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR A CONSENT
The date of this Information Statement is April 2, 2005
General
     On December 15, 2004, the board of directors unanimously approved and recommended to the stockholders the Amendment that would effect a one-for-1000 reverse stock split of all issued and outstanding shares of our common stock, par value $.001 per share. On December 15, 2004, the holders of 92,620,635 shares of common stock, representing approximately 60% of the total issued and outstanding shares of common stock as of the record date, delivered a written consent approving the Amendment and the reverse stock split.
Effects of Reverse Stock Split
     As of the record date of December 15, 2004, we had 154,717,147 shares of common stock outstanding out of 200,000,000 authorized shares of common stock. The reverse stock split will increase the number of authorized shares of common stock available for issuance or reservation due the reduction in the number of issued and outstanding shares without a reduction in the total number of shares authorized for issuance. This will provide us with the flexibility to issue shares of common stock in possible future financings, stock dividends or distributions, acquisitions, equity incentive plans or other proper corporate purposes which may be identified in the future by the Board of Directors, without the expense and delay of a special shareholders' meeting.
i)Management has approved employment agreements with compensation packages for the current officers/directors that equal a total of 20,000,000 shares post reverse split,.

   The disbursement is as follows:

Title
Name
Shares Issued
Post
Reverse Split
Percentage
of
Ownership
Chairman /CEO
Gary F. Labrozzi

8,000,000
38 %
Director/
President
Joaquin Soler

8,000,000
38 %
Director
Ted Benghiat

4,000,000
19 %

     (ii) The issuance of 225,000 post-split shares of our common stock to certain former officers and directors of the Company as follows:
Robert
Palmquist
75,000 shares
Geoff
Williams
75,000 shares
Joy Williams
75,000 shares
     (iii) We have offered to issue 500,000 shares of common stock, post split, to KW Machines, Limited pursuant to a settlement agreement to resolve a judgment in the amount of $286,320 plus interest which such firm received against the Company pursuant to a litigation in 2002. The
Company has settled with KW Machines Limited providing for the issuance of such shares and is awaiting a response.
There can be no assurance that the settlement will be entered into and the shares issued.

Any further proposed agreements or understandings to issue, or reserve for future issuance, any of the additional shares of common stock which would be authorized by the amendment, other than: New management is endeavoring to undertake a turnaround and bring the Registrant into compliance. It filed a Form 8-K covering the change of control in November 2004. It is seeking the Registrant?s books and records from the accountants and is seeking to work out the Registrant?s debts with its major creditors. The reverse stock split described in the Registrant?s Schedule 14-C is important to rationalize the capital structure.

The new management anticipates bringing the Registrant into full compliance with its reporting requirements within 120 days. If the Registrant determines this is not possible it anticipates filing Form 15 to terminate its registration under Section 12(g).

Registrant believes it is in the best interests of the stockholders to be able to proceed with its reverse stock split and would appreciate the opportunity to proceed with the Information Statement at this time.
Although our Board of Directors will authorize the issuance of additional common stock based on its judgment as to our best interests and that of our shareholders, future issuance of common stock could have a dilutive effect on existing shareholders. Common shareholders are not now, and will not be, entitled to preemptive rights to purchase shares of any authorized capital stock if additional shares are issued later. In addition, the issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.
The Board of Directors hopes that the reverse split will make our common stock more attractive to investors. The last reported sale price of our common stock over the counter market was $.002 per share on March 30, 2005. Our board of directors has approved the reverse split of all outstanding shares of our common stock with the expectation that the reverse split would lead the per-share trading price to increase on the basis of the reduced number of shares outstanding.
A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation's capital stock, which may be accomplished by the Company, in this case, by reclassifying and converting all outstanding shares of our common stock into a proportionately fewer number of shares of common stock. For example, a stockholder holding 100,000 shares of our common stock before the reverse stock split would hold 100 shares of our common stock after the reverse stock split. This action would also result in a relative increase in the available number of authorized but unissued shares of our common stock (in the instant example, adding 99,000 shares to the number of unissued shares available for issuance), because the number of shares authorized for issuance is otherwise unchanged by the Amendment. Each stockholder's proportionate ownership of the issued and outstanding shares of our common stock would remain the same, however, except for minor changes that may result from rounding up of fractional shares of our common stock. Outstanding shares of new common stock resulting from the reverse stock split will remain fully paid and non-assessable.
     As noted above, the board of directors expects that the reverse stock split will lead the common stock to trade at a higher price per share than its recent trading prices; however, the board recognizes that the reverse stock split might not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price, all of which will depend upon factors such as our performance and business prospects, among others. The history of reverse stock splits for other companies in like circumstances is varied and thus not predictive in terms of gauging whether our desired effects of the reverse stock split will materialize.
If the reverse stock split is implemented and the market price of our common stock later declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.
The following table illustrates the effects of a one-for-1,000 reverse stock split, without giving effect to any adjustments for fractional shares, on our authorized and outstanding shares of our capital stock:

Number of Shares as of
record date





Prior to
Reverse Stock
Split

After 1-for-
1,000
Reverse Stock
Split




Authorized Shares of Common
Stock
200,000,000

200,000,000
Outstanding Shares of Common
Stock
154,717,147

154,718
Shares of Common Stock Available
for Issuance
45,282,853

199,845,282
No Fractional Shares
 No fractional shares of common stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder would otherwise hold a fractional share, the fractional share will be rounded up to the next full share.
Exchange of Stock Certificates
     If our board of directors, in its sole discretion, elects to proceed with the reverse stock split, we will instruct our transfer agent to act as our exchange agent
(the "Exchange Agent") and to act for the holders of common stock in implementing the exchange of their Articles.
Commencing on the effective date of a reverse stock split, stockholders will be notified and requested to surrender their certificates representing shares of our common stock to the Exchange Agent in exchange for certificates representing post-reverse-split common stock. One share of new common stock will be issued in exchange for 1,000 presently issued and outstanding pre-split shares of our common stock.
     Beginning on the effective date of the reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of the adjusted number of shares of our post-reverse split common stock. Holders of securities exercisable for shares of our common stock will not be requested to exchange their convertible securities in connection with a reverse stock split. STOCKHOLDERS SHOULD
NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT
ANY CERTIFICATES UNTIL REQUESTED TO DO SO. We reserve the right not to effect a reverse stock split if in the board of directors' opinion it would not be in our best interests or in the best interests of our stockholders to effect a reverse stock split.
No Dissenters' Rights
The holders of shares of our common stock have no dissenters' rights of appraisal under Utah law, our Restated Articles of Incorporation, as amended, or our by-laws, in each case, with respect to the proposed reverse stock split or the Amendment as it relates thereto.
Vote Required and Shares Outstanding
Approval of the Amendment requires the affirmative vote of the holders of a majority of our shares of outstanding common stock as of the close of business on the record date. As of the record date, there were 154,717,147 shares of our common stock, and no shares of our preferred stock, outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the Company's stockholders.
Section 16-10a-704 of the Act authorizes our stockholders to take corporate action without a meeting of stockholders and without prior written notice if a consent or consents, evidenced in writing and setting forth the action so taken, is or are signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a stockholder's meeting. The actions discussed in this Information Statement will become effective as provided in written consents from the holders of a majority of the outstanding shares of voting stock executed and delivered to the Company on December 15, 2004. As a result, no additional vote or proxy is required by any other stockholders to approve the adoption of the Amendment.
In compliance with Rule 14c-2 of the Securities Exchange
Act of 1934, as amended, the written consents provide that the Amendment will not take effect until at least 20 days after this Information Statement is sent to the Company's stockholders. After such time, the Amendment will become effective when the Company files it with the Utah Secretary of State, which the Company currently anticipates it will do on or about April 20, 2005.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
The following table sets forth information, as of December
15, 2004, as to shares of our common stock held by persons known to us to be the beneficial owners of more than five percent of any class of our capital stock, each of our directors and officers and all of our directors and officers as a group.
NAME OF
BENEFICIAL OWNER

AMOUNT OF
BENEFICIAL
OWNERSHIP

PERCENT
OF
CLASS





Gary F. Labrozzi

46,310,317

30%
Joaquin Soler

46,310,318

30%
Ted Benghiat

-0-

-
All directors and
officers as a group
(3 persons)

92,620,635

60%
     Address of all beneficial owners is 721 Crandon Blvd
Suite 308 Key Biscayne Florida 33149
We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W.,
Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-
0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.
 Gary F. Labrozzi CEO/Chairman
BRANDMAKERS INC.